UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 5, 2013

ASTEX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 560-0100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 5, 2013, Astex Pharmaceuticals, Inc., a Delaware corporation (“Astex” or the “Company”), Otsuka Pharmaceutical Co., Ltd., a Japanese joint stock company (“Otsuka” or “Parent”), and Autumn Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Acquisition Sub has agreed to commence a cash tender offer to acquire all of the shares of the Company’s common stock (the “Offer”) for a purchase price of $8.50 per share, net to the holder thereof in cash (the “Offer Price”), without interest.

The consummation of the Offer will be conditioned on (i) at least a majority of all shares of the Company’s outstanding common stock having been validly tendered into (and not withdrawn from) the Offer prior to the expiration date of the Offer, (ii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States and (iii) other customary conditions.  The Offer is not subject to a financing condition.

Following the consummation of the Offer, subject to customary conditions, Acquisition Sub will be merged with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent, pursuant to the procedure provided for under Section 251(h) of the Delaware General Corporation Law without any additional stockholder approvals.  In the Merger, each outstanding share of the Company’s common stock (other than shares owned by Parent, Acquisition Sub or the Company, or any of their respective wholly owned subsidiaries, or shares with respect to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest.  In the event that Acquisition Sub purchases shares of the Company’s common stock in the Offer but is ineligible to use any of the short form merger procedures under Delaware law following the consummation of the Offer (and the “subsequent offering period” provided by Acquisition Sub, if any), Parent and the Company must obtain the approval of the Company’s stockholders holding a majority of the outstanding shares of common stock to adopt the Merger Agreement prior to consummating the Merger.  In this event, the Company will call and convene a special stockholder meeting to obtain this approval, and Acquisition Sub will vote all shares of the Company’s common stock it acquires pursuant to the Offer in favor of the adoption of the Merger Agreement, thereby assuring approval.

Options to purchase the Company’s common stock that are outstanding, whether or not vested, immediately prior to the Acceptance Time (as defined in the Merger Agreement), will be cancelled and converted automatically into the right to receive, in exchange for the cancellation of such options, an amount in cash, without interest, equal to the product obtained by multiplying (x) the aggregate number of shares of the Company’s common stock that were issuable upon exercise of such option immediately prior to the Acceptance Time (as defined in the Merger Agreement) and (y) the Offer Price, less the per share exercise price of such option.

The Merger Agreement contains customary representations, warranties and covenants of the parties.  In addition, under the terms of the Merger Agreement, the Company has agreed not to solicit or otherwise facilitate any alternative Acquisition Proposals (as defined in the Merger Agreement), subject to customary exceptions that permit the Company to respond to any unsolicited Acquisition Proposal, provided that the Company’s board of directors has determined in good faith that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties, and the Company has complied with certain notice requirements.  The Company is also permitted to change its recommendation in favor of the Merger or to terminate the Merger Agreement in order to accept an unsolicited Superior Proposal (subject to giving Parent four business days’ notice of its intention to do so and, among other things, making available the Company’s representatives to discuss and negotiate with Parent in good faith any amendments Parent desires to make to its proposal), provided that the Company’s board of directors has determined in good faith that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties.  If the Company does terminate the Merger Agreement under such circumstances, the Company must pay Parent, concurrently with such termination, a $31,006,185 termination fee.  In addition, this termination fee is payable by the Company to Parent under other specified circumstances.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The Merger Agreement has been attached to provide investors with information regarding its terms.  It is not intended to provide any other factual information about the Company, Parent or Acquisition Sub.  In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company in connection with the signing of the Merger Agreement.  These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement.  Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Parent and Acquisition Sub, rather than establishing matters of fact.  Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Acquisition Sub.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On September 4, 2013, the Company’s Board of Directors agreed to certain compensatory arrangements with the Company’s named executive officers in connection with the proposed Merger.  Specifically, if the Merger is consummated prior to the payout of the annual 2013 bonuses to the Company’s named executive officers, the Company shall pay the following amounts to the Company’s named executive officers (less applicable withholding), which are the same amounts payable pursuant to each of the Company’s named executive officers upon a 100% on-target performance of all related individual and corporate performance metrics under the Company’s 2013 annual bonus plan, subject to their remaining employed with the Company through the consummation date of the Merger and subject to and paid immediately prior to the consummation of the Merger, with such payments in lieu of and replacing any other payments due in respect of the Company’s annual 2013 bonus plan for such individuals:

Named Executive Officer	2013 On-Target Bonus

James Manuso	$675,000

Mohammad Azab	$253,440

Michael Molkentin	$202,240

Harren Jhoti	£208,103

Martin Buckland	£115,613

Additionally, subject to and immediately prior to the consummation of the Merger, and further subject, on a person by person basis, to each of the Company’s named executive officers remaining employed with the Company through the payment date, the Company shall pay the following amounts (less applicable withholding):

Named Executive Officer	Merger Success Bonus

James Manuso	$2,000,000

Mohammad Azab	$253,440

Michael Molkentin	$202,240

Harren Jhoti	£173,420

Martin Buckland	£115,613

If such payments are triggered, then Dr. Manuso shall also be entitled to receive the following benefits upon a termination of his employment for any reason within one year following the consummation of the Merger:

•                  24 months of Company-paid, family health care insurance coverage (to include medical, dental and vision) following the termination of Dr. Manuso and his covered dependents’ COBRA Continuation Coverage benefits for a period of 24 months thereafter; provided, however, that if such benefit would give rise to a penalty to the Company or the acquirer under the Affordable Care Act, Dr. Manuso shall, in lieu of such benefit, be provided with a lump-sum cash actuarial equivalent payment within 30 days of his employment termination, in either case fully tax-equalized to cover all related taxes, including any excise taxes, such that Dr. Manuso is in the same after-tax economic position as if no taxes applied; and

•                  24 months of a Company-paid, tax-equalized $2 million life insurance policy, with any imputed income fully tax-equalized to cover all related taxes, including any excise taxes, such that Dr. Manuso is in the same after-tax economic position as if no taxes applied;

provided, however, that Dr. Manuso’s receipt of the merger success bonus and the foregoing additional merger success benefits shall be subject to Dr. Manuso entering into and complying with the terms and conditions of a Non-Compete/Non-Solicit Agreement within ten (10) days following the consummation of the Merger.

The Non-Compete/Non-Solicit Agreement requires that Dr. Manuso not compete with the Company for a period of two years following his termination of employment for any reason.  During such period, Dr. Manuso also may not, directly or indirectly, solicit, encourage or take any other action which is intended to induce or encourage any employee of the Company to engage in any action in which Dr. Manuso would be prohibited from taking by virtue of the non-compete.  The Non-Compete/Non-Solicit Agreement defines the business of the Company subject to the non-compete and non-solicit agreements as the discovery of drugs competitive with Dacogen® (decitabine) for Injection, SGI-110, AT13387 or any other drugs the Company has filed or is preparing to file an Investigational New Drug Application as of the effective date of the Non-Compete/Non-Solicit Agreement.

Item 8.01                                           Other Events.

On September 5, 2013, the Company issued a press release announcing that it had entered into the Merger Agreement with Parent.  A copy of the press release is attached hereto as Exhibit 99.1 to this report.

Additional Information and Where to Find It

The tender offer for the outstanding shares of Astex described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Astex pursuant to the tender offer by Autumn Acquisition Corporation, a wholly-owned subsidiary of Otsuka, or otherwise.  Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission (“SEC”) by Otsuka and Acquisition Sub.  In addition, Astex will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  Astex’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Acquisition Sub’s tender offer because they contain important information, including the terms and conditions of the offer.  Astex’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1

Agreement and Plan of Merger by and among Otsuka Pharmaceutical Co., Ltd., Autumn Acquisition Corporation and Astex Pharmaceuticals, Inc. dated as of September 5, 2013. (Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

99.1	Press Release of Astex Pharmaceuticals, Inc., dated September 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTEX PHARMACEUTICALS, INC.

Dated: September 5, 2013	By:	/s/JAMES S.J. MANUSO, PH.D.
James S.J. Manuso, Ph.D.
Chief Executive Officer and Chairman of the
Board

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger by and among Otsuka Pharmaceutical Co., Ltd., Autumn Acquisition Corporation and Astex Pharmaceuticals, Inc. dated as of September 5, 2013. (Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

99.1	Press Release of Astex Pharmaceuticals, Inc., dated September 5, 2013.